Exhibit 15.1

September 29, 2015

Matter No.: 820813
Doc Ref: pl/al/102107753v1

+852 2842 9551
Paul.lim@conyersdill.com

The Directors

YY Inc.

Building 3-08, Yangcheng Creative Industry Zone

No. 309 Huangpu Avenue Middle

Tianhe District

Guangzhou 510655

The People's Republic of China

Dear Sirs,

Re:  YY Inc. (the "Company")

We refer to the annual report of the Company for the fiscal year ended 31 December, 2014 on Form 20-F filed pursuant to Section 13 or 15(D) of the U.S. Securities Exchange Act of 1934 on or about 21 April, 2015 (the “Form 20-F”).

We consent to the filing of this letter as an exhibit to the annual report of the Company on Form 20-F with the U.S. Securities Exchange Commission and to the inclusion therein of the reference to our name on page 79 of the annual report under the heading "Taxation – Cayman Islands" in the form and context in which they appear, and further consent to the incorporation by reference of the summary of our opinion under this heading ("Taxation – Cayman Islands") in the form and context in which they appear into the Company's registration statement on Form S-8 (No. 333-187074) that was filed on March 6, 2013.

In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the U.S. Securities Act, 1933 or that we are in the category of persons whose consent is required under Section 7 of the Securities Act, 1933 or the Rules and Regulations of the U.S. Securities Exchange Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman